Exhibit 99.3

Part II, Item 5, Market for the Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities,  is updated from the information  included in our Annual Report on Form 10-K for the year ended December 31, 2006, to adjust retroactively certain share and per share information to reflect our stock split, effected in the form of a stock dividend, as disclosed in note 17 of the notes to the consolidated financial statements filed with this report as Exhibit 99.7.  Unless otherwise indicated, all information is as of December 31, 2006.

PART II

ITEM 5.	MARKET FOR THE REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Market Information

Our common stock is traded under the symbol “EPIQ” on the Nasdaq National Market.  The following table shows the reported high and low sales prices for the common stock for the calendar quarters of 2006 and 2005 as reported by Nasdaq:

	2006		2005
	High	Low	High	Low
First Quarter	$15.60	$12.03	$10.00	$8.03
Second Quarter	12.75	9.88	11.31	8.60
Third Quarter	11.42	9.68	14.81	10.75
Fourth Quarter	11.73	9.54	14.96	11.47

Holders

As of February 21, 2007, there were approximately 100 owners of record of our common stock and approximately 5,800 beneficial owners of our common stock.

Dividends

At this time, we intend to retain our earnings to reduce our debt and for use in the operation and expansion of our business.  Accordingly, we do not expect to declare or pay any cash dividends in the foreseeable future.  Under the terms of our subordinated convertible debt agreement, we are restricted from payment of cash dividends while the subordinated convertible debt is outstanding.  Thereafter, the payment of dividends is within the discretion of our board of directors and will depend upon various factors, including future earnings, capital requirements, financial condition, the terms of our credit agreement, and other factors deemed relevant by the board of directors.  Various financial covenants in our credit agreement may have the effect of limiting the ability of our board of directors to declare and pay cash dividends on our common stock.  There is no restriction on the ability of our subsidiaries to transfer funds to Epiq in the form of cash dividends, loans or advances.

Equity Compensation Plan Information

The following table sets forth as of December 31, 2006 (a) the number of securities to be issued upon exercise of outstanding options, warrants and rights, (b) the weighted average exercise price of outstanding options, warrants and rights and (c) the number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)).

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders	6,950,000	$9.53	3,305,000

Equity compensation plans not approved by security holders	1,035,000	$11.93	—

Total	7,985,000	$9.84	3,305,000

As of December 31, 2006, equity compensation plans approved by security holders consist of our 1995 Stock Option Plan and our 2004 Equity Incentive Plan, both as amended.  Securities remaining available for future issuance under equity compensation plans approved by security holders consist solely of shares available under the 2004 Equity Incentive Plan.  Securities remaining available for future issuance under our 2004 Equity Incentive Plan may be issued, in any combination, as incentive stock options, non-qualified stock options, stock appreciation rights or restricted stock.

As of December 31, 2006, equity compensation plans not approved by security shareholders consist of stock options issued in conjunction with (i) our acquisitions of BSI, Poorman-Douglas, and nMatrix, and (ii) the recruitment of two new executive officers in 2006.  The stock options issued to key employees of BSI, Poorman-Douglas, and nMatrix were inducement stock options issued in conjunction with the execution of employment agreements with each of those key employees to become employees of our newly acquired subsidiaries.  Similarly, the stock options granted to two new executive officers that we recruited in 2006 as part of a national search efforts were inducement stock options issued in conjunction with the negotiation of their employment letters.  In accordance with the Nasdaq corporate governance rules, shareholder approval of each of these inducement stock option grants was not required.

The stock options granted under equity compensation plans not approved by security holders were granted at option exercise prices equal to fair market value of the common stock on the date of grant, are non-qualified options, are exercisable for up to 10 years from the date of grant, and otherwise have terms substantially identical to the material terms of the 1995 Stock Option Plan and the 2004 Equity Incentive Plan.  Additional information related to the equity compensation plans not approved by security holders is contained in note 12 of the notes to consolidated financial statements.

Recent Sales of Unregistered Securities

None.

Purchases of Equity Securities by the Issuer and Affiliated Purchasers

None.

Performance Graph

The following Performance Graphs and related information shall not be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or Securities Exchange Act of 1934, each as amended, except to the extent that we specifically incorporate it by reference into such a filing.

The following graphs show the total shareholder return of an investment of $100 in cash for (i) Epiq’s common stock, (ii) the Nasdaq Stock Market Computer and Data Processing Services Index (the “Nasdaq Computer Index”), and (iii) the Standard & Poor’s 500 Index (the “S&P 500 Index”) for our last five fiscal years (December 31, 2001 through December 31, 2006) and for the period beginning on the date of our initial public offering through the end of the last fiscal year (February 4, 1997 through December 31, 2006).  All values assume reinvestment of the full amount of any dividends.  The Nasdaq Computer Index and the S&P 500 Index are calculated by Standard & Poor’s Institutional Market Services.

The five-year graph assumes that $100.00 was invested in our common stock on December 31, 2001, at the price of $12.90 per share, the closing sales price on that date.  The second graph assumes that $100.00 was invested in our common stock on February 4, 1997, the date of our initial public offering, at the price of $0.93 per share, the closing sales price on that date (after giving effect to the stock splits and stock dividends paid by Epiq).  The closing sales prices were used for each index on December 31, 2001 or February 4, 1997, as applicable, and all dividends were reinvested.  No cash dividends have been declared on our common stock.  Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.

Five-Year Performance Graph

COMPARISON OF CUMULATIVE TOTAL RETURN

Performance Graph Since Initial Public Offering